APPROVED
                                                            AUG 28, 1984
                                                       INSURANCE COMMISSIONER
                                                         STATE OF ARKANSAS

PRUDENTIAL                           The Prudential Insurance Company of America
                                     Corporate Office
                                     Newark, New Jersey


        ANNUITANT   JOHN DOE                 XX XXX XXX     CONTRACT NUMBER
     ANNUITY DATE   JUL. 1, 2014           JULY 1, 1984     CONTRACT DATE


We will make monthly payments starting on the annuity date we show in the window of this page. We make this promise subject to all the provisions of this contract.

Please read this contract with care. A guide to its contents is on the last page. A summary is on page 2. If there is ever a question about it, or there is a claim, just see one of our representatives or get in touch with one of our offices.

EXCEPT WITH RESPECT TO ANY FIXED-DOLLAR PAYOUT WHICH YOU MAY ELECT THE BENEFITS, PAYMENTS AND VALUES UNDER THIS CONTRACT ARE ON A VARIABLE BASIS. THEY WILL REFLECT THE INVESTMENT EXPERIENCE OR THE SEPARATE ACCOUNT TO WHICH THE CONTRACT IS RELATED; THEY ARE SUBJECT TO CHANGE BOTH UP AND DOWN AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT EXCEPT AS PROVIDED UNDER THE DEATH OF ANNUITANT AND SETTLEMENT PROVISIONS FOR THE BENEFICIARY SECTIONS.

We make this contract available in connection with pension, profit-sharing and annuity purchase plans and Individual Retirement Annuities intended to qualify for special Federal Income Tax treatment under the Internal Revenue Code of 1954, as amended. In order to obtain or retain that tax treatment the exercise of rights and privileges under the contract by the Annuitant may be restricted. We assume no responsibility for determining that a particular plan or Individual Retirement Annuity is so qualified, that a particular Annuitant is eligible under the plan or Individual Retirement Annuity or that the exercise of such rights and privileges complies with the restrictions.

RIGHT TO CANCEL CONTRACT.--Not later than ten days after you get this contract, you may return it to us. All you have to do is take it or mail it to one of our offices or to the agent who sold it to you. We will cancel the contract and promptly give you its net asset value, determined as of the date your request is received, without redemption charge.

The provisions on this and the following pages of this contract comprise the entire contract. The contract was signed for Prudential on the contract date, which is the date of issue.


/s/  [ILLEGIBLE]                                  /s/  [ILLEGIBLE]
     -----------                                       -----------
      Secretary                                         President

     SPECIMEN                                           SPECIMEN


VARIABLE ANNUITY CONTRACT WITH FLEXIBLE PURCHASE PAYMENTS--MONTHLY ANNUITY PAYMENTS STARTING ON ANNUITY DATE. PAYMENT AS STATED UPON DEATH BEFORE ANNUITY DATE. PURCHASE PAYMENTS PAYABLE DURING ANNUITANT'S LIFETIME UNTIL ANNUITY DATE.


QVIP--84

                                CONTRACT SUMMARY

We offer this summary to help you understand this contract. We do not intend that it change any of the provisions of the contract.

This is a contract to provide variable or fixed dollar income or both to begin on the Annuity Date. If on the Annuity Date the Annuitant is entitled to payment and no other settlement has been chosen, we will make variable monthly payments to the Annuitant for as long as he or she lives, with 120 payments certain. But if the amount of the initial payment would be less than $20, we will, instead, pay the cash value in one sum. We describe other options we offer on page 10.

Purchase payments may be made at any time until the Annuity Date. Their amounts may be restricted by the retirement arrangement that covers the Annuitant. The purchase payments will be reduced by any state premium taxes we are required to deduct, and the balance will be allocated as you direct to one or more of the subaccounts of The Prudential Qualified Individual Variable Contract Account, a variable contract account of Prudential, created under New Jersey law and registered as a unit investment trust under the Investment Company Act of 1940. Assets of these subaccounts are invested in shares of corresponding Portfolios of The Prudential Series Fund, Inc. For example, assets of the Bond Subaccount are invested in shares of the Bond Portfolio. Assets of the Money Market Subaccount are invested in shares of the Money Market Portfolio, etc. Your interests in subaccounts are recorded in terms of full or fractional units of the selected subaccount(s).

On the Annuity Date, if a variable annuity option takes effect, the number of your subaccount units that are needed to provide the option are converted to subaccount annuity units. These units will be used to provide a variable annuity under the Payout Provisions. We explain this on pages 11 and 12. The dollar value of the subaccount units and the amount of the annuity payments will vary in accord with the investment results of the subaccounts. If a fixed annuity option takes effect, your subaccount units will be used to provide an income which will be fixed in amount thereafter, as we explain on page 11.

We describe on page 9 the amount payable, if any, at the death of the Annuitant. Subject to the retirement arrangement that covers the Annuitant. Proceeds which may arise from the Annuitant's death before the Annuity Date may be paid to the beneficiary in cash; or they may be applied by the beneficiary for any of the payout options we offer the Annuitant under this contract.

You and we may agree on a change in the ownership of this contract. Also, unless we endorse it to say otherwise, the contract gives you these rights, among others:

o    You may change the beneficiary under it.
o    You may surrender it for its cash value.
o    You may make withdrawals.
o    You may transfer shares from one subaccount to another.


Page 2 (QVIP--84)

                                  CONTRACT DATA


ANNUITANTS'S   SEX AND ISSUE AGE   M-35
               DATE OF BIRTH       MAR. 15, 1949



   ANNUITANT   JOHN DOE                        XX XXX XXX   CONTRACT NUMBER
ANNUITY DATE   JUL. 1, 2014                  JULY 1, 1984   CONTRACT DATE


      AGENCY   R-NK 1


                   BENEFICIARY CLASS 1 MARY DOE, WIFE
                               CLASS 2 ROBERT DOE, SON


                     ALLOCATION OF INITIAL PURCHASE PAYMENT
                                   SUBACCOUNTS

            BOND                                              XX%
            MONEY MARKET                                      XX%
            COMMON STOCK                                      XX%
            AGGRESSIVELY MANAGED FLEXIBLE                     XX%
            CONSERVATIVELY MANAGED FLEXIBLE                   XX%


THE MAINTENANCE CHARGE IS $30.00 ANNUALLY. WE EXPLAIN THIS ON PAGE 6.

SERVICE OFFICE - PLEASE DIRECT ANY COMMUNICATION ABOUT THIS CONTRACT TO: THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, P.O. BOX 2925, PHOENIX, ARIZONA 85062


PAGE 3 (84)

                               GENERAL PROVISIONS

DEFINITIONS.--We define here some of the words and phrases used all through this contract. We explain others, not defined here, in other parts of the text.

ACCUMULATION PERIOD.--The period of time between the Contract Date and the Annuity Date.

ANNIVERSARY OR CONTRACT ANNIVERSARY.--The same day and month as the Contract Date in each later year.

Example: if the contract date is March 9, 1983, the first anniversary is March 9, 1984. The second is March 9, 1985, and so on.

ANNUITANT.--The person whose name is in the window of the first page. He or she need not be the owner.

ANNUITY DATE.--The date the first annuity payment is due.

BUSINESS DAY.--A day on which the New York Stock Exchange is open for business.

CASH VALUE.--Variable Account less any withdrawal charges that apply.

CODE.--lntemal Revenue Code of 1954, as amended.

CONTINGENT ANNUITANT.--A person to whom monthly payments under a Joint and Survivor Life Annuity will continue for life if he or she is living after the death of the Annuitant under that Annuity. If you choose a Joint and Survivor Life Annuity, you will, at the time you make that choice, also name the contingent annuitant for that annuity.

CONTRACT YEAR.--A year which starts on the Contract Date or on an anniversary.

Example: If the contract date is March 9, 1983, the first Contract Year starts then and ends on March 8, 1984. The second starts on March 9, 1984 and ends on March 8, 1985, and so on.

EARNINGS.--The excess, if any, of (1) variable account plus any amounts previously withdrawn from the variable account, over (2) total purchase payments to date.

ISSUE DATE.--The Contract Date.

THE PRUDENTIAL QUALIFIED INDIVIDUAL VARIABLE CONTRACT ACCOUNT (THE ACCOUNT).--A separate account of Prudential registered as a unit investment trust under the Investment Company Act of 1940.

THE PRUDENTIAL SERIES FUND, INC. (THE FUND).--A mutual fund with separate portfolios one or more of which you may choose as the underlying investment for your contract. The Fund was established by Prudential. It is registered under the Investment Company Act of 1940, as amended, as an open-end diversified management investment company.

SERVICE OFFICE.--The Prudential office designated by it to service contracts such as this. Its mailing address is the address shown on the Contract Data page, unless Prudential specifies another address by notice to you.

SUBACCOUNT. --A division of the Account the assets of which are invested in the shares of a corresponding portfolio of the Fund.

SUBACCOUNT ANNUITY UNIT.--A measure used to find the amount of a variable annuity monthly payment.

SUBACCOUNT ANNUITY UNIT VALUE.--The monthly income produced by one Subaccount Annuity Unit of a specified subaccount.

SUBACCOUNT UNIT.--A measure used to find the value of your interest in a subaccount during the accumulation period.

SUBACCOUNT UNIT VALUE.--The dollar value of one Subaccount Unit of a specified subaccount.

VARIABLE ACCOUNT.--During the Accumulation Period, your Variable Account for any business day is found by multiplying your number of Subaccount Units in each subaccount by the Subaccount Unit Value at the end of that business day and then adding the results.

WE, OUR AND US.--Prudential.

YOU AND YOUR.--The owner of the contract.

CONTRACT MODIFICATIONS.--Only a Prudential officer may agree to modify this contract, and then only in writing.

CHANGE OF ANNUITY DATE.--Unless the retirement arrangement that covers you provides otherwise, not later than the present annuity date, you may ask us to change that date to another date. We must have your request in writing at our Service Office and in a form which meets our needs. You must send the contract to us to be endorsed. We will change the date to the one you ask for in your request. But, unless we consent, it may not be before the first of the next month after the date we receive your request. And, unless we consent, it may not be after the first of the next month after the Annuitant's 75th birthday or such earlier date as may be required by law or the applicable retirement plan. Further, unless we consent, you may not make more than one change in the annuity date.

OWNERSHIP AND CONTROL.--Unless we endorse this contract to say otherwise: (1) the owner of the contract is the Annuitant; and (2) while the Annuitant is living the owner alone is entitled to (a) any contract benefit and value, and
(b) the exercise of any right and privilege granted by the contract or by us.

                            (Continued on Next page)


Page 4 (QVIP-84)

We will mail to the owner, at least once in each Contract Year after the first, a statement with respect to all subaccounts in which the owner has an interest. The statement will be as of a date not more than two months before the date of mailing. It will show the number of Units credited and the value per Unit. We will also send the owner a statement of the investments of the portfolios of the Fund, the underlying investment medium for this contract.

CURRENCY.--Any money we pay, or which is paid to us, must be in United States currency. Any amount we owe will be payable at our Service Office.

MISSTATEMENT OF AGE.--If the Annuitant's or any contingent annuitant's stated date of birth is not correct, we will change each benefit and the amount of each annuity payment to that which the purchase payment would have bought for the correct date of birth. Also, we will adjust the amount of any payments we have already made. Here is how we will do it: (1) We will deduct any overpayments, with interest at 5% a year, from any payment(s) due then or later. (2) We will add any underpayments, with interest at 5% a year, to the next payment we make after we receive proof of the correct date of birth.

INCONTESTABILITY.--We will not contest this contract except for non-payment of the purchase payment due on the contract date.

PROOF OF SURVIVAL OR DEATH.--Before we make a payment, we have the right to require proof of the life or death of any person whose life or death determines whether or to whom we must make the payment.

ASSIGNMENT.--We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Service Office. We are not obliged to see that an assignment is valid or sufficient. If the Annuitant is living on the annuity date and an assignment is in effect on that date, we have the right to pay the cash value in one sum.

ASSET CHARGES.--We will apply a Mortality Risk Charge and an Expense Risk Charge daily at effective annual rates of 0.8% and 0.4%, respectively, on the value of the net assets of each subaccount attributable to Subaccount Units and Subaccount Annuity Units credited to contracts like this one. We guarantee that the expense and mortality results of the Account will not adversely affect the dollar amounts of values, benefits or payments under this contract.

CHANGES BY PRUDENTIAL.--We reserve the right, upon 90 days' notice to you, to:

(1) change the minimum amount requirements specified for purchases, withdrawals and transfers in the Variable Accumulation Provisions;

(2) refuse to accept any request for purchase;

(3) change the number of Subaccount Units credited, change or discontinue subaccounts, change to a different variable contract account, or substitute fund shares in the account (see page 8);

(4) change any or all terms and provisions of Annuity Settlement Tables on pages 14 and 15, but only with respect to any portion of an annuity settlement deriving from purchase payments made on or after the effective date of the change and earnings on those purchase payments;

(5) make any changes required by law.

VOTING RIGHTS:

Fund.--We will send you a notice of any meeting at which Fund shares which comprise the assets of a subaccount may be voted. We will provide a voting instruction form for the number of Fund shares representing the proportional interest of the Annuitant. The instruction form may be signed and returned to us. If for any meeting there are Fund shares for which we have not received voting instructions, this is what we will do. We will vote Fund shares on each matter in the same proportion as we vote the Fund shares held in the subaccount for which we did receive instructions.

Prudential.--We are a mutual life insurance company. Our principal office is in Newark, New Jersey, and we are incorporated in that State. By law, we have 24 directors. This includes 16 elected by our policyholders (four each year for four-year terms), two of our officers, and six public directors named by New Jersey's Chief Justice.

The election is held on the first Tuesday in April from 10:00 A.M. to 2:00 P.M. in our office at the Secretary's address shown here. After this contract has been in force for one year, you may vote either in person or by mail. We will send you a ballot if you ask for one. Just write to our Secretary at Prudential Plaza, Newark, New Jersey 07101, at least 60 days before the election date. By law, your request must show your name, address, contract number and date of birth. If you are an individual, you must be at least 18 years old to vote.

PARTICIPATION (DIVIDENDS).--This contrast is eligible to participate in the divisible surplus of Prudential. We do not expect that any dividends will be payable during the accumulation period. While any annuity settlement is in effect, the contract will share in our surplus to the extent and in the way we decide.

Page 5 (QVIP--84)

                        VARIABLE ACCUMULATION PROVISIONS

PURCHASE PAYMENTS.--Purchase payments made through payroll deductions or similar arrangements with an employer must be at a rate of at least $300 during any 12-month period. Any other purchase payment must be at least $50.

The initial purchase payment, reduced by any state premium taxes we may be required to deduct, will be allocated to the subaccounts in accord with your instructions. If, after you have made at least one purchase, we receive a purchase payment without instructions, we will make any required deduction for state premium taxes and allocate the balance in the same proportions as the most recent purchase payment you made.

Example: On the Contract Date you make a $1500 purchase and allocate $500 to each of Subaccounts A, B and C. Later in the year you send us a $900 purchase payment, but you don't tell us how it is to be applied. Based on the most recent purchase, the one made on the Contract Date, we would make a $300 purchase for each of Subaccounts A, B and C.

CREDITING OF SUBACCOUNT UNITS.--This contract will be credited with the number of Subaccount Units which results from dividing (1) the amount of any purchase payment allocated to a subaccount by (2) that subaccount's Unit Value for the Business Day the purchase is made. The first purchase payment will be credited on the first Business Day which is the later of: (a) the Contract Date, (b) the date the purchase payment is received at the Service Office, or (c) the date we approve the request for the contract, or on a later date if you request and we agree. For any purchase payment after the first, the shares will be credited on the first Business Day not earlier than the day we receive it at our Service Office or on a later day if you request and we agree.

SUBACCOUNT UNIT VALUE.--The Unit Value for a subaccount for any Business Day is found by multiplying that subaccount's Net Investment Factor for that day by its Unit Value for the last preceding Business Day. A subaccount's Net Investment Factor for any Business Day equals (1) 1.00 plus the rate of net investment income earned, after provision for taxes, for the period from the end of the last preceding Business Day to the end of the current Business Day; plus (2) the rate of asset value changes in the subaccount during the same period, minus (3) the rates of the Mortality Risk Charge and the Expense Risk Charge (which we describe on Page 5) for the number of calendar days involved. The Unit Value for a subaccount and therefore the total value of shares of a subaccount credited to you at any time and the number of Subaccount Units provided by a given purchase payment will vary. They will increase or decrease in accord with the investment results of the subaccount.

The value of each Subaccount Unit was set at $1.00 on the date the first deposits were made in the account by Prudential.

ANNUAL MAINTENANCE CHARGE.--On each contract anniversary before the annuity date or at the time of total withdrawal we will deduct a maintenance charge from your variable account. The amount of the charge is shown on page 3 of this contract. If on any contract anniversary there are Subaccount Units credited to this contract in more than one subaccount, we will divide the charge among the subaccounts on a pro-rata basis, according to the proportionate value of each subaccount. We will liquidate enough of your Subaccount Units or fractions of a Subaccount Unit to pay this charge.

WITHDRAWALS.--Unless restricted by provisions of the retirement arrangement that covers you, you may be able to make withdrawals from your variable account on or before the annuity date. To make a withdrawal you must ask us in writing in a form which meets our needs. If you ask for a partial withdrawal, we will liquidate as many full and fractional Subaccount Units as may be needed to provide the amount asked for and any charges that apply. You must tell us the amount and the subaccount from which it is to be withdrawn. Our consent is needed for a partial withdrawal if (1) the amount to be withdrawn is less than $300; or (2) it would reduce the value of your units in a subaccount to less than $300.

If you ask for a total withdrawal you must send the contract to us. We will liquidate all the subaccount units credited to the contract. After deducting the Annual Maintenance Charge and the sales charges, if any, we will pay the balance. Any amount withdrawn will be paid within seven calendar days after the date we receive your request at our Service Office.

WITHDRAWAL CHARGES (DEFERRED CONTINGENT SALES CHARGES).--Although no sales charges are deducted from your purchase payments when they are made, your purchase payments may be subject to a sales charge upon withdrawal. Earnings, defined on page 4, are not subject to sales charges. Withdrawals are considered to consist of earnings, if any, first, then of purchase payments on a first-in, first-out basis.

In each contract year, any purchase payments withdrawn which do not in total exceed 10% of your variable account, valued as of the date of the first withdrawal in that year, will not incur a sales charge. A sales charge may be imposed on purchase payments withdrawn in excess of this 10% limitation.


                            (Continued on Next Page)


Page 6 (QVIP-84)

The amount of any sales charge imposed on the withdrawal of a purchase payment varies with the number of contract years that have elapsed since the purchase payment was made.

When you make a withdrawal, the rate of sales charge applied against any purchase payments or portion of a purchase payment that is subject to a charge is determined in accord with the following:

If the contract year of purchase payment is the same as the contract year of withdrawal, the rate is 8%.

If the duration from the start of the contract year
of purchase payment to the start of the                     The charge
contract year of withdrawal is...                            rate is...

One year ..........................................             7%
Two years .........................................             6%
Three years .......................................             5%
Four years ........................................             4%
Five year .........................................             3%
Six years .........................................             2%
Seven years .......................................             1%
Eight years or more ...............................             0%

In determining the amount of sales charge, if any, we will consider that any purchase payment withdrawn is the first purchase payment made which has not previously been withdrawn. This is so, even if that purchase payment was to a different subaccount than that from which withdrawal is being made or if the shares being withdrawn are no longer subject to a withdrawal charge. Depending on the amount of the withdrawal, one or more sales charge rates may be used if the withdrawal is of purchase payments made in more than one contract year.

Example.--

Year                                      Transaction
----                                      -----------

Contract year one                  --Payment of $300 in the
                                         Money Market Subaccount

Contract year two                  --Payment of $900 in the Bond
                                         Subaccount

Contract year three                --Payment of $800 in the Common
                                         Stock Subaccount

In contract year five the contractholder requests a partial withdrawal of $900 from his Common Stock subaccount, which has grown to $1200. The total value of his variable account on the date of withdrawal is $2500, $500 more than the total purchase payments made to date. Thus for purposes of determining sales charge, the $900 withdrawal is considered to consist of $500 of earnings and $400 of purchase payments. The $500 of earnings and $250 of purchase payments (10% of the variable account) may be withdrawn without sales charge, A sales charge is required on the remaining $150 of purchase payment being withdrawn.

To determine the sales charge we assume that $300 of purchase payment being withdrawn is the payment made to the Money Market Subaccount in contract year one. The remaining $100 of purchase payment being withdrawn is assumed to be a part of the $900 payment made to the Bond Subaccount in contract year two. Of the first $300 purchase payment we have seen that $250 (10% of $2500) may be withdrawn without sales charge. A 4% sales charge is due on the withdrawal of the other $50 of the payment (4% X $50=$2). The $100 portion being withdrawn from the second payment requires a 5% sales charge (5% X $100=$5). Thus the total sales charge for withdrawing $900 in year five is $7.

TRANSFERS.--You may transfer all or part of your interest in a subaccount to one or more of the other subaccounts. To make a transfer you must ask us in writing in a form which meets our needs. You must tell us the amount to be transferred and the names of the subaccounts involved. Our consent is needed for the transfer if (1) the amount to be transferred is less than the smaller of $300 and your interest in the subaccount, (2) the value of any of your Units remaining in the subaccount after the transfer would be less than $300, or (3) four or more transfers of Subaccount Units have been made under your contract in the current Contract Year. The transfer will be made on the first Business Day after we receive your request.

To make the transfer this is what we will do. First, we will liquidate, without charge, the number of your Units in the subaccount from which the transfer is to be made to provide the amount requested. Then, we will use that amount to purchase Units in the subaccount to which the transfer is to be made. The result will be that, while the contract value will not change, the total number of Subaccount Units credited to this contract may increase or decrease depending on the Subaccount Unit Values, The original purchase date of record used to determine the rate of charge for any future withdrawal is not changed as a result of a transfer.

Example.--You ask that we transfer $600 from Subaccount A to Subaccount B. The Subaccount A Unit Value is $10 on the date of the transfer. We would liquidate 60 shares in Subaccount A to provide the $600. The share value in Subaccount B on the date of the transfer is $5. The $600 will buy 120 shares in Subaccount B. If the Unit Value were $20, the $600 would buy only 30 Units. While the number of Units may have changed on the date of transfer, their value remained the same, $600.


                            (Continued on Next Page)


Page 7 (QVIP-84)

CHANGING THE NUMBER OF SUBACCOUNT UNITS CREDITED.--We have the right to change the number of Subaccount Units if we deem the Subaccount Unit Value to be either so large or so small as to not be in your best interest, or ours. If we make such a change, the amount of the Variable Account will not change.

SUBSTITUTION OF SHARES.--Shares of another registered, open-end investment company may be substituted for the shares held in the account or any subaccount or to be purchased by future purchase payments or transfers if (1) shares in the subaccount are no longer available for purchase or (2) in our judgement further investment in such shares is no longer appropriate for the subaccount.

EFFECT OF LOSS OF TAX-QUALIFIED STATUS OR FAILURE TO QUALIFY.--If, for any reason, you become ineligible to participate or cease to be a participant in the pension, profit-sharing or annuity purchase plan or Individual Retirement Annuity in connection with which this contract is issued, or if the plan is discontinued or loses its tax-qualified status, we may refuse to accept further purchase payments under this contract.

If we determine that an applicable pension, profit-sharing or annuity purchase plan was not tax-qualified when this contract was issued, or, if applicable, that you were not eligible to establish an Individual Retirement Annuity for which this contract was issued, here is what we may do: (1) If, when we make the determination, we then provide a similar contract for the non-tax-qualified market, we may offer to exchange this contract for such a non-tax-qualified contract. Any such exchange will be made without redemption charge, but will be subject to any conditions or adjustment which we determine to be necessary. Or
(2), if we do not then offer a similar contract for the non-tax-qualified market, we may terminate this contract and liquidate all the subaccount units credited to it. After deducting the Annual Maintenance Charge and the sales charge, if any, we will pay you the balance within seven days after the termination of the contract.

                                  ENDORSEMENTS

                      (Only we can endorse this contract.)



Page 8 (QVIP-84)

                               DEATH OF ANNUITANT

We will pay the beneficiary the proceeds promptly if we receive due proof that the Annuitant died before the annuity date.

If the Annuitant dies before his or her 65th birthday, proceeds will be the greater of (a) the minimum proceeds, which we define below, or (b) the amount of your variable account (which we define on page 4) as of the date we receive due proof of death. Minimum proceeds if no withdrawals have been made is the sum of all of the purchase payments paid to us. Any withdrawal reduces minimum proceeds on the date of the withdrawal in the same proportion that it reduces your variable account on that date. Purchase payments made after a withdrawal increase minimum proceeds by the amounts of the purchase payments.

Example: Assume total purchase payments of $10,000 and a subsequent withdrawal of $3000 made when your variable account amounts to $12,000. The variable account is reduced by one-fourth ($3000/$12,000); therefore minimum proceeds, which was $10,000, is also reduced by one-fourth, to $7,500. A subsequent purchase of $5000 would increase minimum proceeds to $12,500.

If the Annuitant dies on or after his or her 65th birthday, the proceeds will be your variable account as of the date we receive due proof of death.

If the Annuitant dies on or after the annuity date, the settlement then in effect will govern whether and to whom we will make any payment(s).

                                  ENDORSEMENTS

                      (Only we can endorse this contract.)


Page 9 (QVIP-84)

                                PAYOUT PROVISIONS

CHOOSING AN OPTION.--Subject to the retirement arrangement that covers you, you may be able to have the amount of your variable account on the Annuity Date paid to the Annuitant as an annuity under one or more of the options we describe below. But, for any annuity settlement, we may first deduct from that amount any charge for state premium taxes. And under some conditions we may also deduct an Annuitization Charge as described below.

CONDITIONS.--With respect to each option you select your right to make the choice is subject to all these conditions: (1) You must ask for the option in writing and in a form which meets our needs. (2) You must send the contract to us to be endorsed. (3) For Type A, B or C you must give us proof of the date of birth of the Annuitant and of any contingent annuitant. (4) We must have your request, the contract and the proof(s) of the date(s) of birth before the Annuity Date.

Your choice of an option will take effect on the Annuity Date but only if: (1) the Annuitant is living on that date; (2) the contingent annuitant, if any, is living on that date; (3) the first payment under the option will be at least $20; and (4) you do not void the choice by making a later choice before the Annuity Date.

WHEN NO OPTION CHOSEN.--If no choice of a variable or fixed-dollar annuity of Type A, C or D, or of a fixed-dollar annuity of Type B, which types we describe below, takes effect on the annuity date, settlement under a variable annuity of Type B will become effective. But the conditions described in the preceding paragraph will apply. And we have the right to require proof of the date of birth of the Annuitant before we make payment.

OPTIONS DESCRIBED.--Variable annuities and fixed-dollar annuities of the following types may be chosen. The first payment under these options is due on the annuity date.

TYPE A (LIFE ANNUITY).--We will make monthly payments for as long as the Annuitant lives. They will end with the last one due before the Annuitant's death.

TYPE B (LIFE ANNUITY, 10-YEAR MINIMUM PERIOD).--We will make monthly payments for as long as the Annuitant lives, with 120 monthly payments certain. Unless otherwise stated, if the Annuitant dies before the 120th payment is payable, we will pay the residue in one sum to the Annuitant's beneficiary if one is designated, otherwise to the Annuitants estate. We will compute the residue as of the first Business Day on or after the date the Annuitant died. If the annuity is a variable annuity, we will adjust the amount for the change in the Subaccount Annuity Unit Value between that Business Day and the first Business Day on or after which we receive at our Service Office the items we need for settlement. But if the Annuitant dies after the due date of the last payment certain, no further payments will be due.

TYPE C (JOINT AND SURVIVOR LIFE ANNUITY).--We will make monthly payments for as long as the Annuitant or the contingent annuitant lives. Unless otherwise stated, we will make them to the Annuitant while he or she is living. After the Annuitant dies, we will make them to the contingent annuitant if he or she is living. The payments will end with the last one due before the death of the second to die of the Annuitant and the contingent annuitant.

TYPE D (ANNUITY FOR SPECIFIED PERIOD).--We will make monthly payments for the period you elect. The period may be 5, 10, 15 or 20 years. It may be a different number of years if you request it and we agree. Unless otherwise stated, if the Annuitant dies when one or more payments remain unpaid in the period elected, we will pay the residue in one sum to the Annuitant's beneficiary if one is designated, otherwise to the Annuitant's estate. We will compute the residue as of the first Business Day on or after the date the Annuitant died. If the annuity is a variable annuity, we will adjust the amount for the change in the Subaccount Annuity Unit Value between that Business Day and the first Business Day on or after which we receive at our Service Office the items we need for settlement.

RESIDUE DESCRIBED.--For annuity Type B, residue on any Business Day means the then present value of such of the 120 payments as may remain unpaid. Residue does not include the value of any payments which may become due after the 120th payment.

For annuity Type D, residue on any Business Day means the then present value of any unpaid payments for the specified period of the annuity.

For variable annuities of Types B and D, for the purpose of computing the present value, we assume that the Annuity Unit Value for the Business Day as of which the calculation is made will not change after that date. We will compute residue at an effective interest rate of 3 1/2% a year.

RIGHT OF WITHDRAWAL.--Unless otherwise stated when a Type D annuity is chosen, all, or any part not less than $300 of the residue may be withdrawn. After a withdrawal, monthly payments will stop if all the residue was withdrawn or be reduced if part was withdrawn. If the first reduced monthly payment after a partial withdrawal would be less than $20, we have the right to pay the residue in one sum.

                            (Continued on Next Page)


Page 10 (QVIP--84)

ANNUITIZATION CHARGE.--We may deduct an Annuitization Charge from your variable account on the last Business Day on or before the annuity date. We determine the Annuitization Charge the same way we would determine the charge for a total withdrawal made on the Annuity Date. (This calculation is described on pages 6 and 7.) However, as described below, a special schedule of lower charge rates applies for certain annuitizations.

Annuitization charge rate schedules A and B are shown below. Schedule A is the same schedule we use in calculating charges on withdrawals. In calculating annuitization charges: we apply Schedule A rates if either (1) an Annuity of Type A, B or C is effected less than three years after the Contract Date, or (2) an annuity Type D is effected at any time; we apply Schedule B rates if an annuity of Type A, B or C is effected three years or more after the Contract Date.

Under certain conditions, if you select a Type D annuity and one or more other types, the above provisions will require Schedule A to be applied for the Type D annuity and may require Schedule B to be applied for the other type(s). In that event, we will determine the portion of annuitization charge applicable to the Type D annuity first and the portion applicable to the other annuity(ies) last. Since withdrawals, including withdrawals to effect an annuity, are considered to consist of earnings, if any, first, then of purchase payments on a first-in first-out basis, this order of computation will result in a total annuitization charge that will be less than or the same as the charge that would be produced if the order of computation were reversed.

                                                     Annuitization
                                                  Charge Rate Schedules
                                                  ---------------------
Duration*                                               A         B
---------                                               -         -
   0                                                    8%        4%
   1                                                    7         3
   2                                                    6         2
   3                                                    5         1
   4                                                    4         0
   5                                                    3         0
   6                                                    2         0
   7                                                    1         0
   8 or more                                            0         0


* Duration is determined for each purchase payment included in the amount used to provide an annuity. Duration is measured in years from start of Contract Year of purchase to start of Contract Year of annuitization.

TABULAR MONTHLY ANNUITY.--Your Variable Account on the last Business Day on or before the Annuity Date will be reduced by any Annuitization Charge and any premium taxes that may apply. The balance will be used to determine the Tabular Monthly Annuity(ies) (first monthly annuity payment(s)) based on the type(s) of annuity chosen and in accord with the annuity settlement tables.

AMOUNT OF FIXED-DOLLAR ANNUITY.--The amount of each monthly payment will be at least equal to the Tabular Monthly Annuity. But if we are offering greater monthly incomes for fixed-dollar annuities on the Annuity Date, the amount of each monthly payment will be greater than the Tabular Monthly Annuity.

DETERMINATION OF THE AMOUNT OF A VARIABLE ANNUITY.--The number of Annuity Units that will be used to determine the amount of monthly income for each subaccount is found by dividing the amount of the Tabular Monthly Annuity attributable to your investment in that subaccount by the Subaccount Annuity Unit Value on the last Business Day on or preceding the Annuity Date. After that the number of Annuity Units for each subaccount will remain fixed unless a transfer is made as we describe below. The dollar amount of annuity payments will change from month to month and may increase or decrease to reflect the investment experience of the subaccounts involved. The actual amount of any annuity payments after the first will be determined by multiplying the number of Annuity Units for each subaccount by the Annuity Unit Value for that subaccount at the end of the last Business Day which is at least five days before the annuity payment is due, and then adding the resulting values.

Example.--The Contract Value is $10,000. Of that amount, $3000 is in Subaccount A and $7000 is in Subaccount B. The annuity type is B and the Annuitant is age 65 on the Annuity Date. The first annuity payment equals $52.00 ($5.20 per $1000 of Contract Value). (The rate per $1000 may change as provided under Changes by Prudential on page 5 but only for any portion of Contract Value arising from purchases made after the date of change.) Subaccount A provides $15.60 of that payment, and Subaccount B provides $36.40. To find the number of Annuity Units used to determine monthly income for each Subaccount we divide each of these amounts by the respective Annuity Unit Value for the subaccount on the Annuity Date.

For this example assume that the Annuity Unit Value is $3 for Subaccount A, and $2 for Subaccount B. Dividing these into the respective annuity payments provides the number of Annuity Units to be used for each subaccount ($15.60/$3 =
5.200 Units for Subaccount A, and $36.40/$2 = 18.200 Units for Subaccount B). To find the amount of each subsequent annuity payment we multiply the number of Annuity Units for each subaccount by the Annuity Unit Value for that subaccount and add the results.


                         (Continued on Next Page)


Page 11 (QVIP-84)

SUBACCOUNT ANNUITY UNIT VALUE.--The value of an Annuity Unit for each subaccount was set at $1.00 on the date the first deposits were made in the Account by Prudential. The value for any subsequent Business Day is determined by multiplying the subaccount's Net Investment Factor for that day by its Annuity Share Value for the last preceding Business Day.

The Net Investment Factor for each subaccount for any Business Day equals (a)
1.00 plus the rate of net investment income earned by the subaccount, after providing for taxes, for the period from the end of the last preceding Business Day to the end of the current Business Day, plus the rate of asset value changes in the subaccount during the same period, minus the rate of the Asset Charge (which we explain on page 5) for the number of calendar days involved, divided by (b) 1.00 plus the interest rate for the number of days involved, at the effective annual rate assumed in the calculation of the annuity rates. (See page 14.)

TRANSFERS DURING THE ANNUITY PERIOD.--During the annuity period the person who has the right to receive variable annuity payments may choose to have the payments reflect the investment results of different subaccounts. Part or all of the Annuity Units for any subaccount may be converted to a number of Annuity Units for one or more other subaccounts. Our consent is needed if: (1) four or more transfers between subaccounts have been made under this contract in the current Contract Year, or (2) for any partial transfers between subaccounts, either the number of Subaccount Annuity Units determined for each new subaccount or the number remaining as a measure of income for each old subaccount, multiplied by the corresponding Subaccount Annuity Unit Value on the transfer effective date is less than $20.

The transfer between subaccounts will be made effective for the first Business Day after the date we receive the request for transfer except that if the request is received within seven days before an annuity payment date, it will be made effective on the first Business Day after the annuity payment date. To find the number of units for the new subaccount(s) this is what we do. For the subaccount from which the transfer is to be made we multiply the number of Annuity Units being converted by the Annuity Unit Value of that subaccount. We divide the result by the Annuity Unit Value for the subaccount to which the transfer is being made. The result is the number of Annuity Units for the new subaccount.

Example.--This is to be a transfer from Subaccount A to Subaccount B for future annuity payments. There are 1000 Annuity Units being used as a measure of income for Subaccount A and the Annuity Unit Value for that subaccount is $2.00 on the date of transfer. We multiply the number of Annuity Units (1000) by the Annuity Unit Value ($2.00) and arrive at the figure $2000. The number of Units to be used for Subaccount B is found by dividing this figure by the Annuity Unit Value for Subaccount B. The Annuity Unit Value for Subaccount B is $1.00. In this case the number of Units to be used for Subaccount B would be 2000 ($2000/$1.00). On the other hand, if the Annuity Unit Value of Subaccount B were $4.00, only 500 Units would have been added ($2000/$4.00).

We may stop, suspend or modify the transfer provisions. If we do, we will give you 30 days' notice.

CONVERSION OF VARIABLE ANNUITY TO FIXED-DOLLAR ANNUITY DURING THE ANNUITY PERIOD.--The person who has the right to receive variable annuity payments may ask us, during the annuity period, to convert all or part of a variable annuity to a fixed-dollar annuity. We must have the request in writing at our Service Office and in a form which meets our needs. We will make the conversion requested subject to the conditions given below. The effective date of the conversion will be the first of the next month which is at least one week after the date we receive the request, unless a different date is requested and we consent.

Conversion is subject to these conditions: (1) the fixed-dollar annuity must be of the same type as the variable annuity and have remaining on the conversion date the same number of minimum or specified payments as remained under the variable annuity on that date; (2) the present value on the conversion date of the variable annuity, or portion of variable annuity, to be converted must be sufficient to produce a monthly income of at least $20 under the fixed-dollar annuity; (3) if only a portion of the variable annuity is converted, the Subaccount Annuity Units remaining in the unconverted portion must be sufficient to produce a monthly payment of at least $20 on the conversion date.

For the purpose of computing present value of the variable annuity, or portion of it, being converted, we assume that the Annuity Unit Value(s) for the Business Day as of which the calculation is made will not change after that date. We will compute present value taking into account the remaining minimum or specified payment period, if any, using the same interest rate(s), and, for annuities of Types A, B and C, the same mortality table(s) that were used to determine the Tabular Monthly Annuity on the Annuity Date. (See Annuity Settlement Tables on page 14.) If more than one Annuity Settlement Table was used in determining the Tabular Monthly Annuity on the Annuity Date, corresponding rate bases will be used in determining the present value of the variable annuity being converted. The proportion of future monthly payments discounted on a particular basis will be equal to the proportion of the Tabular Monthly Annuity that was determined on that basis.


                            (Continued on Next Page)


Page 12 (QVIP--84)

We will apply the present value so computed to provide a fixed-dollar annuity on the life of the Annuitant. Monthly payments under the fixed-dollar annuity will be at least as great as payments determined in accord with provisions of Annuity Settlement Tables guaranteed for fixed-dollar annuity settlements under this contract on the Annuity Date, and will take into account the number of minimum or specified payments, if any, to be made, But the monthly payment will be greater if we are offering greater monthly incomes for fixed-dollar annuities on the conversion date.


Conversions may not be made from fixed-dollar annuities to variable annuities.

                                  ENDORSEMENTS

                      (Only we can endorse this contract.)



Page 13 (QVlP-84)

                            ANNUITY SETTLEMENT TABLES

AMOUNTS PAYABLE.--If the annuity date is a contract anniversary, for Annuity Types A, B and C we will use the tables below to compute the amount of the Tabular Monthly Annuity payment. The amounts we show for Types A and B are based on the Annuitant's age last birthday on the annuity date. The amounts we show for Type C are based on both the Annuitant's and the contingent annuitant's age last birthday on the annuity date.

If the annuity date is not a contract anniversary, for each completed quarter year after the most recent anniversary we will adjust the amounts.

When we computed the amounts we show in the tables we adjusted the 1983 Table a to an age last birthday basis, less three years; we used an interest rate of 3 1/2% a year. For combinations of ages which we do not show, we will compute the Tabular Monthly Annuity on the same basis, except that if the age is over 80, the rate for age 80 will be used. We will let you know the amounts if you ask for them. Settlements under Annuity Types A, B and C will share in our surplus to the extent and in the way we decide.

We computed the amounts of the Tabular Monthly Annuity we show in Table D using an interest rate of 3 1/2%. Those amounts are not based on the age of the annuitant.

Other forms of annuity may be provided, subject to Prudential's consent, or as may be required by any applicable law or regulation.

                                     TABLE A

             Amount of Tabular Monthly Annuity under Annuity Type A
                   for each $1000 applied on the annuity date.

                   --------------------------------------------
                   AGE                                   AMOUNT
                   ============================================
                   41                                    $3.68
                   42                                     3.71
                   43                                     3.75
                   44                                     3.79
                   45                                     3.83
                   46                                     3.87
                   47                                     3.91
                   48                                     3.96
                   49                                     4.00
                   50                                     4.06
                   51                                     4.11
                   52                                     4.17
                   53                                     4.23
                   54                                     4.29
                   55                                     4.36
                   56                                     4.43
                   57                                     4.50
                   58                                     4.58
                   59                                     4.67
                   60                                     4.75
                   61                                     4.85
                   62                                     4.95
                   63                                     5.06
                   64                                     5.17
                   65                                     5.29
                   66                                     5.42
                   67                                     5.56
                   68                                     5.71
                   69                                     5.87
                   70                                     6.04
                   71                                     6.22
                   72                                     6.42
                   73                                     6.64
                   74                                     6.87
                   75                                     7.12
                   76                                     7.39
                   77                                     7.69
                   78                                     8.01
                   79                                     8.36
                   80 and over                            8.73
                   -------------------------------------------


                                     TABLE B

             Amount of Tabular Monthly Annuity under Annuity Type B
                   for each $1000 applied on the annuity date.


                   --------------------------------------------
                   AGE                                   AMOUNT
                   ============================================
                   41                                    $3.67
                   42                                     3.70
                   43                                     3.74
                   44                                     3.78
                   45                                     3.82
                   46                                     3.86
                   47                                     3.90
                   48                                     3.94
                   49                                     3.99
                   50                                     4.04
                   51                                     4.09
                   52                                     4.15
                   53                                     4.21
                   54                                     4.27
                   55                                     4.33
                   56                                     4.40
                   57                                     4.47
                   58                                     4.54
                   59                                     4.62
                   60                                     4.71
                   61                                     4.79
                   62                                     4.89
                   63                                     4.98
                   64                                     5.09
                   65                                     5.20
                   66                                     5.31
                   67                                     5.43
                   68                                     5.56
                   69                                     5.70
                   70                                     5.84
                   71                                     5.99
                   72                                     6.15
                   73                                     6.31
                   74                                     6.49
                   75                                     6.67
                   76                                     6.85
                   77                                     7.04
                   78                                     7.24
                   79                                     7.44
                   80 and over                            7.64
                   --------------------------------------------

                            (Continued on Next Page)


Page 14 (QVIP-84)

                                     TABLE C

         Amount of Tabular Monthly Annuity under Annuity Type C for each
                       $1000 applied on the annuity date.

                                                             OLDER AGE
           ----------------------------------------------------------------------------------------------------------------
    YOUNGER
     AGE     60      61     62     63      64      65     66     67      68      69      70     71      72      73      74
           =================================================================================================================
     55    $4.03   $4.05  $4.07  $4.09   $4.11   $4.13  $4.15   $4.16   $4.18  $4.19   $4.21   $4.22   $4.23  $4.24   $4.25
     56     4.07    4.09   4.11   4.13    4.15    4.17   4.19    4.21    4.23   4.24    4.26    4.27    4.28   4.30    4.31
     57     4.10    4.13   4.15   4.17    4.20    4.22   4.24    4.26    4.28   4.29    4.31    4.33    4.34   4.35    4.37
     58     4.13    4.16   4.19   4.21    4.24    4.26   4.28    4.31    4.33   4.35    4.36    4.38    4.40   4.41    4.43
     59     4.17    4.20   4.22   4.25    4.28    4.31   4.33    4.35    4.38   4.40    4.42    4.44    4.46   4.48    4.49
     60     4.20    4.23   4.26   4.29    4.32    4.35   4.38    4.40    4.43   4.45    4.48    4.50    4.52   4.54    4.56
     61             4.26   4.30   4.33    4.36    4.40   4.43    4.45    4.48   4.51    4.54    4.56    4.58   4.61    4.63
     62                    4.33   4.37    4.41    4.44   4.47    4.51    4.54   4.57    4.60    4.62    4.65   4.67    4.70
     63                           4.41    4.45    4.48   4.52    4.56    4.59   4.62    4.66    4.69    4.72   4.74    4.77
     64                                   4.49    4.53   4.57    4.61    4.65   4.68    4.72    4.75    4.78   4.82    4.85
     65                                           4.57   4.62    4.66    4.70   4.74    4.78    4.82    4.85   4.89    4.92
     66                                                  4.66    4.71    4.75   4.80    4.84    4.88    4.92   4.96    5.00
     67                                                          4.76    4.81   4.86    4.90    4.95    5.00   5.04    5.08
     68                                                                  4.86   4.92    4.97    5.02    5.07   5.11    5.16
     69                                                                         4.97    5.03    5.08    5.14   5.19    5.24
     70                                                                                 5.09    5.15    5.21   5.27    5.32
     71                                                                                         5.22    5.28   5.35    5.41
     72                                                                                                 5.35   5.42    5.49
     73                                                                                                        5.50    5.57
     74                                                                                                                5.66

                                     TABLE D

         Amount of Tabular Monthly Annuity under Annuity Type D for each
                       $1000 applied on the annuity date.


                      ------------------------------------
                      NUMBER OF YEARS      MONTHLY PAYMENT
                      ------------------------------------
                              5                 $18.12
                             10                   9.83
                             15                   7.10
                             20                   5.75
                      ------------------------------------



Page 15 (QVIP-84)

                                   BENEFICIARY

Unless the retirement arrangement under which the contract is purchased provides otherwise, you may designate or change a beneficiary. Your request must be in writing and in a form which meets our needs. It will take effect only when we file it at our Service Office; this will be after you send the contract to us to be endorsed, if we ask you to do so. Then any previous beneficiary's interest will end as of the date of the request. It will end then even if the Annuitant is not living when we file the request. Unless otherwise stated, we will make payment to the beneficiary only if the Annuitant dies before the annuity date. Any beneficiary's interest is subject to the rights of any assignee of whom we know.

When a beneficiary is designated, any relationship shown is to the Annuitant, unless otherwise stated. To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and so on. When we use numbered classes, these statements apply to beneficiaries unless the form states otherwise:

1. One who survives the Annuitant will have the right to be paid only if no one in a prior class survives the Annuitant.

2. One who has the right to be paid will be the only one paid if no one else in the same class survives the Annuitant.

3. Two or more in the same class who have the right to be paid will be paid in equal shares.

4. If none survives the Annuitant, we will pay in one sum to the Annuitant's estate.

Example: Suppose the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. If the Annuitant dies before the Annuity Date, we owe Jane the proceeds if she is living at the Annuitant's death. We owe Paul and John the proceeds if they are living then but Jane is not. But if only one of them is living, we owe him the proceeds. If none of them is living, we owe the Annuitant's estate.

If you choose a Type B or Type D annuity for the Annuitant, the Annuitant may designate and may subsequently change the designation of, a beneficiary to receive any residue that may become payable under the annuity on death of the Annuitant after the Annuity Date but before the end of the annuity's minimum or specified period. (See Options Described and Residue Described on page 10.)

Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

                    SETTLEMENT PROVISIONS FOR THE BENEFICIARY

PAYEE DEFINED.--In these provisions the word Payee means a beneficiary or a contingent payee who has a right to receive a settlement under the contract.

CHOOSING AN OPTION.--Unless the retirement arrangement that covered you provides otherwise, a Payee may choose an annuity option for all or part of any proceeds, residue or the then present value of any unpaid payments which become payable to him or her in one sum. We explain residue under Residue Described on page 10.

In some cases a Payee will need our consent to choose an option. We describe these cases under Conditions.

OPTIONS DESCRIBED.--Here are the options we offer. We may also consent to other arrangements.

We offer the same annuity options to the Payee that we offer to an Annuitant. And we determine monthly payments for the Payee in the same way we do for an Annuitant, except that we do not deduct any premium tax or annuitization charge from the amount payable to the Payee. (See Options Described, Amount of Fixed-Dollar Annuity and Determination of the Amount of a Variable Annuity on pages 10 and 11.) If an annuity of Type A, B, or C is selected, we must have proof of the date of birth of each person on whose life the settlement is based.

FIRST PAYMENT DUE DATE.--Unless a later date is requested when the option is chosen, the first payment will be due on the first day of the earliest calendar month on or after the day the Service Office has received the request for the settlement and due proof of the Annuitant's death and such claim forms and other evidence as may be satisfactory to us.

CONDITIONS.--Our permission is needed for an option to be used for any person under any of these conditions:

1. The person is not a natural person who will be paid in his or her own right.

2. The person will be paid as assignee.

3. The first payment to the person under the option would be less than $20.

DEATH OF PAYEE.--lf a Payee under an option dies and if no other distribution is shown, we will pay any residue under that option in one sum to the Payee's estate.


Page 16 (QVIP--84)

                                GUIDE TO CONTENTS

                                                                            Page

Contract Summary ...........................................................   2

General Provisions .........................................................   4
    Definitions; Contract Modifications;
    Change of Annuity Date;
    Ownership and Control;
    Currency; Misstatement of Age;
    Incontestability;
    Proof of Survival or Death; Assignment;
    Asset Charges; Changes by Prudential;
    Voting Rights; Participation

Variable Accumulation Provisions ..........................................    6
   Purchase Payments; Crediting
   of Subaccount Units; Subaccount Unit Value;
   Annual Maintenance Charge;
   Withdrawals;
   Withdrawal Charges; Transfers;
   Changing the Number of Subaccount
   Units Credited; Substitution of Shares;
   Effect of Loss of Tax-Qualified
   Status or Failure to Qualify

Death of Annuitant ........................................................    9

Payout Provisions .........................................................   10
    Choosing an Option; Conditions;
    When No Option Chosen;
    Options Described; Residue
    Described; Right of Withdrawal; Annuitization
    Charge; Tabular Monthly Annuity;
    Amount of Fixed-Dollar Annuity;
    Determination of Amount of Variable Annuity;
    Subaccount Annuity Unit Value;
    Transfers During the Annuity Period; Conversion of
    Variable Annuity to Fixed-Dollar Annuity During the
    Annuity Period

Annuity Settlement Tables ..................................................  14

Beneficiary ................................................................  16

Settlement Provisions for the Beneficiary ..................................  16



Page 17


Variable Annuity Contract with Flexible Purchase Payments--Monthly annuity payments Starting on Annuity Date. Payment as stated upon death before Annuity Date. Purchase payments payable during Annuitant's lifetime until Annuity Date.


QVIP--84


                                      C-48